Exhibit 10.a

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED

EVA INCENTIVE COMPENSATION PLAN

OF

GENESCO INC.

The Compensation Committee (the “Committee”) of the Board of Directors of Genesco Inc. (the “Company”) believes it is in the best interests of the Company’s shareholders to amend the EVA Plan in order to address changes to the EVA Plan deemed necessary as a result of the effects of the COVID-19 pandemic on the Company’s business.

Pursuant to resolutions duly adopted by the Committee, the Third Amended and Restated EVA Incentive Compensation Plan of the Company (the “Plan”) is hereby amended as follows:

1.Amendments.  Anything to the contrary in the Plan notwithstanding:

a.

Solely with respect to any positive Bonus Bank or Separate Account generated with respect to Fiscal 2022 (a “2022 Positive Bank”), a participant must be employed by the Company on the date of payment in order to be entitled to any portion of any remaining 2022 Positive Bank.  Notwithstanding the foregoing, any remaining 2022 Positive Bank shall be payable without interest within thirty days of (i) the Company’s termination of the participant’s employment without Cause, or (ii) the participant’s death. In addition, any negative award for Plan Years following Fiscal 2022 shall be applied against a participant’s Bonus Bank and/or Separate Account first from the participant’s oldest bonus reflected therein and continuing in the order earned.

b.

The term “Retire”, “Retirement” or similar terms with respect to any positive Bonus Bank or Separate Account generated for the Fiscal 2022 Plan Year shall mean retirement from the Company only with the consent of the Compensation Committee with respect to participants who are members of the Management Committee and for all other participants only with the consent of the CEO (i) after completing at least five years of service with the Company and (ii) where the sum of the participant’s age and whole years of service equals or exceeds 70.

2.Miscellaneous.  Except as expressly modified by this Amendment, all of the terms and conditions of the Plan shall remain in full force and effect.  In the event of any conflict or inconsistency between the terms and conditions of the Plan and this Amendment, the terms and conditions of this Amendment shall control and govern. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Plan.

3.Effective Date. This Amendment is dated October 28, 2021.

GENESCO INC.

By /s/ Scott E. Becker

Senior Vice President, General Counsel

and Corporate Secretary

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